EXHIBIT 99.7

                          AMENDMENT TO RIGHTS AGREEMENT

         AMENDMENT, dated November 13, 1998 (this "Amendment"), by and between CD RADIO INC., a Delaware corporation (the "Company"), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY (the "Rights Agent").

                                    RECITALS

         WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of October 22, 1997 (the "Rights Agreement");

         WHEREAS, the Company proposes to issue and sell up to 1,350,000 shares of its 9.2% Series A Junior Cumulative Convertible Preferred Stock, par value $.001 per share ("Series A Preferred Stock"), and up to 650,000 shares of its 9.2% Series B Junior Cumulative Convertible Preferred Stock, par value $.001 per share ("Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Junior Preferred Stock") to Apollo Investment Fund IV, L.P. ("AIF IV"), a Delaware limited partnership, and Apollo Overseas Partners IV, L.P., a Cayman Islands limited partnership ("AOP IV" and together with AIF IV, the "Purchasers"), pursuant to a Stock Purchase Agreement, dated as of November 13, 1998 (the "Stock Purchase Agreement"), by and among the Company and the Purchasers; and

         WHEREAS, the Company may issue up to an additional 1,950,000 shares of Series A Preferred Stock as dividends on outstanding shares of Series A Preferred Stock and may issue up to an additional 1,450,000 shares of Series B Preferred Stock as dividends on outstanding shares of Series B Preferred Stock, in each case in lieu of paying dividends in cash on such shares;
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         WHEREAS, under the terms of the Rights Agreement, unless the Rights
Agreement is amended, the Purchasers would become "Acquiring Persons," as defined in Section 1(a) of the Rights Agreement, upon the purchase of the Junior Preferred Stock pursuant to the Stock Purchase Agreement; and

         WHEREAS, the Board of Directors of the Company deems it desirable and in the best interests of the Company and its stockholders to amend the Rights Agreement to exclude the Purchasers and any of the Purchasers' Affiliates and Associates who would otherwise be deemed Beneficial Owners (as defined in the Rights Agreement) as a result of such transaction from such definition of "Acquiring Person."

         Accordingly, the parties agree as follows:

         1. AMENDMENT OF SECTION 1(A). The definition of "Acquiring Person" set forth in paragraph 1(a) of the Rights Agreement is amended by adding the following clause at the end of such Section 1(a):

         "; provided, further, that Apollo Investment Fund IV, L.P., a Delaware limited partnership (hereinafter referred to as "AIF IV"), and Apollo Overseas Partners IV, L.P., a Cayman Islands limited partnership (hereinafter referred to as "AOP IV"), and any of the Affiliates or Associates of AIF IV or AOP IV that would otherwise be deemed to be Beneficial Owners of the Company's 9.2% Series A Junior Cumulative Convertible Preferred Stock (hereinafter referred to as the "Series A Preferred Stock") or the Company's 9.2% Series B Junior Cumulative Convertible Preferred Stock (hereinafter referred to as the "Series B Preferred Stock" and, together with the Series A
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         Preferred Stock, the "Junior Preferred Stock") (such Affiliates and
         Associates, together with AIF IV and AOP IV, are hereinafter referred to as the "Apollo Investors") shall not be, or be deemed to be, an Acquiring Person solely by reason of (w) the purchase by the Apollo Investors of shares of the Junior Preferred Stock pursuant to the Stock Purchase Agreement dated as of November 13, 1998 by and among the Company, AIF IV and AOP IV, (x) the acquisition by the Apollo Investors of additional shares of Junior Preferred Stock pursuant to dividends declared on the Junior Preferred Stock, (y) the acquisition by the Apollo Investors of Common Shares upon the exercise of conversion rights set forth in the Certificates of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of the Junior Preferred Stock or (z) the acquisition by the Apollo Investors of the Beneficial Ownership, collectively, of an additional one percent (1%) or more of the outstanding Common Shares."

                  2. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to
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be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

              EXECUTED as of the date set forth above.


                                              CD RADIO INC.


                                              By:   /s/ Patrick L. Donnelly
                                                    -----------------------
                                              Name:  Patrick L. Donnelly
                                              Title: Executive Vice President,
                                              General Counsel and Secretary


                                              CONTINENTAL STOCK TRANSFER &
                                              TRUST COMPANY


                                              By:   /s/ William F. Seegraber
                                                    ------------------------
                                              Name:  William F. Seegraber
                                              Title: Vice President